Exhibit 10.19
NewCardio, Inc.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of March 1, 2008 (the “Effective Date”) by and between NewCardio, Inc., a Delaware corporation (the “Company”), and Richard Brounstein (the “Executive”).

BACKGROUND

A.  The Company desires to retain the services of the Executive as the Chief Financial Officer and Executive Vice President of the Company from the Effective Date.  The Company also desires to provide employment security to the Executive, thereby inducing the Executive to continue employment with the Company and enhancing the Executive’s ability to perform effectively.

B.  The Executive is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.  Title, Duties and Responsibilities.

1.1  Title.  The Executive will be employed by the Company as its Chief Financial Officer and Executive Vice President, at the pleasure of the Board of Directors of the Company (the “Board”).  Executive shall report to the Chief Executive Officer.

1.2  Duties.  The Executive will devote all of the Executive’s business time, energy, and skill to the affairs of the Company; provided, however, that reasonable time for the activities set forth on Exhibit A and such other activities which have been approved in advance by the Board will be permitted, in any case so long as such activities do not materially interfere with the Executive’s performance of services under this Agreement.

1.3  Performance of Duties.  The Executive will discharge the duties described herein and duties as set forth by the Board from time to time, in a diligent and professional manner.  The Executive will report to the Board, and will further comply with the Company’s business policies, rules and regulations, as adopted from time to time by the Board.

2.  Terms of Employment.

2.1  Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

(a)  “Accrued Compensation” means any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Executive is a participant to the full extent of the Executive’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, all to the extent unpaid on the date of termination.

(b)  “Base Salary” will have the meaning set forth in Section 3.1 hereof.

(c)  “Change of Control” means the occurrence of any one of the following: (i) any “person”, as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) a sale of all or substantially all of the assets of the Company; or (iii) any merger, reorganization or other transaction of the Company whether or not another entity is the survivor, pursuant to which holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, less than 50% of the shares of capital stock of the Company outstanding after the transaction; provided, however, that neither (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation in which the holders of all the shares of capital stock of the Company immediately prior to the merger hold the voting power of the surviving entity following the merger in the same relative amounts with substantially the same rights, preferences and privileges, nor (B) a transaction the primary purpose of which is to raise capital for the Company, will constitute a Change of Control.

(d)  “Death Termination” means termination of the Executive’s employment due to the death of the Executive.

(e)  “Disability Termination” means termination of the Executive’s employment by the Company due to the Executive’s incapacitation due to disability.  The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive’s duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending.  Nothing in this paragraph will alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(f)  “Termination For Cause” means termination of the Executive’s employment by the Company due to (i) the Executive’s dishonesty or fraud, gross negligence in the performance of the Executive’s duties and responsibilities; (ii) the Executive’s conviction of a felony involving moral turpitude; (iii) the Executive’s incurable material breach of the terms of this Agreement or the Confidentiality Agreement (as defined below); or (iv) the willful and continued refusal by Executive to substantially perform Executive’s duties or responsibilities for the Company described herein and as set forth by the Board from time to time.

(g)  “Termination Other Than For Cause” means termination of the Executive’s employment by the Company due to any reason other than as specified in Sections 2.1(d), (e), or (f) hereof.

(h)  “Total Cash Compensation” means the Executive’s Base Salary plus any cash bonuses, commissions or similar payment accrued during the preceding calendar year, and if there is no complete preceding calendar year, then the preceding twelve (12) month period, and if there is no complete preceding twelve (12) month period, then the preceding employment period annualized to a twelve (12) month period.

(i)  “Voluntary Termination” means termination of the Executive’s employment by the voluntary action of the Executive, other than by reason of a Disability Termination or a Death Termination or as described in 2.1(j).

(j)  “Voluntary Resignation for Good Reason” means Executive’s voluntary resignation of Executive’s employment with the Company within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) the assignment to Executive of any authority, duties, or responsibilities, or the reduction of Executive’s authority, duties, or responsibilities, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such removal; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute a "Voluntary Resignation for Good Reason" hereunder; (ii) a material reduction of Executive’s Base Salary (in other words, a reduction of more than ten percent of Executive’s Base Salary in any one year); (iii) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than fifty (50) miles from Executive’s current location); and (iv) the failure of the Company to obtain assumption of this Agreement by any successor.  Executive will not tender Voluntary Resignation for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for such Voluntary Resignation for Good Reason within ninety (90) days of the initial existence of the grounds such Voluntary Resignation for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

2.2  Employee at Will.  The Executive is an “at will” employee of the Company, and the Executive’s employment may be terminated by the Company at any time by giving the Executive written notice thereof, subject to the terms and conditions of this Agreement and the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by Executive in favor of the Company on January 22, 2008 and attached as Exhibit B hereto (the “Confidentiality Agreement”), the terms of which are herein incorporated by reference.

2.3  Termination For Cause.  Upon a Termination For Cause, the Company will pay the Executive Accrued Compensation, if any.

2.4  Termination Other Than For Cause.

(a)  Upon a Termination Other Than For Cause following December 1, 2008, but prior to March 1, 2009, and provided Executive executes and delivers to the Company a release and waiver of claims in the form attached hereto as Exhibit C and such release and waiver of  claims is not revoked and has become effective pursuant to its terms, the Company will pay or reimburse, as applicable, the Executive upon the effectiveness of such release and waiver of claims: (a) Accrued Compensation, if any, (b) a monthly cash severance payment equal to (x) Executive’s then Base Salary, divided by (y) twelve (12), for a period of time equal to the total number of whole months which have then elapsed since the Effective Date, and (c) Executive’s COBRA-related expenses for such period, provided that such COBRA-related reimbursement shall cease upon such date that Executive is afforded health benefits from a subsequent employer.

(b)  Upon a Termination Other Than For Cause upon or following March 1, 2009, and provided Executive executes and delivers to the Company a release and waiver of claims in the form attached hereto as Exhibit C and such release and waiver of  claims is not revoked and has become effective pursuant to its terms, the Company will pay or reimburse, as applicable, the Executive upon the effectiveness of such release and waiver of claims: (a) Accrued Compensation, if any, (b) a monthly cash severance payment equal to (x) Executive’s then Base Salary, divided by (y) twelve (12), for the following twelve (12) month period, and (c) Executive’s COBRA-related expenses for such period, provided that such COBRA-related reimbursement shall cease upon such date that Executive is afforded health benefits from a subsequent employer.

2.5  Voluntary Resignation For Good Reason.

(a)  Upon a Voluntary Resignation For Good Reason following December 1, 2008, but prior to March 1, 2009, and provided Executive executes and delivers to the Company a release and waiver of claims in the form attached hereto as Exhibit C and such release and waiver of  claims is not revoked and has become effective pursuant to its terms, the Company will pay or reimburse, as applicable, the Executive upon the effectiveness of such release and waiver of claims: (a) Accrued Compensation, if any, (b) a monthly cash severance payment equal to (x) Executive’s then Base Salary, divided by (y) twelve (12), for a period of time equal to the total number of whole months which have then elapsed since the Effective Date, and (c) Executive’s COBRA-related expenses for such period, provided that such COBRA-related reimbursement shall cease upon such date that Executive is afforded health benefits from a subsequent employer.

(b)  Upon a Voluntary Resignation For Good Reason upon or following March 1, 2009, and provided Executive executes and delivers to the Company a release and waiver of claims in the form attached hereto as Exhibit C and such release and waiver of  claims is not revoked and has become effective pursuant to its terms, the Company will pay or reimburse, as applicable, the Executive upon the effectiveness of such release and waiver of claims: (a) Accrued Compensation, if any, (b) a monthly cash severance payment equal to (x) Executive’s then Base Salary, divided by (y) twelve (12), for the following twelve (12) month period, and (c) Executive’s COBRA-related expenses for such period, provided that such COBRA-related reimbursement shall cease upon such date that Executive is afforded health benefits from a subsequent employer.

2.6  Disability Termination.  The Company will have the right to effect a Disability Termination by giving written notice thereof to the Executive.  Upon a Disability Termination, the Company will pay the Executive Accrued Compensation, if any.

2.7  Death Termination.  Upon a Death Termination, the Executive’s employment will be deemed to have terminated as of the last day of the month during which her death occurs, and the Company will promptly pay to the Executive’s estate Accrued Compensation, if any.

2.8  Voluntary Termination.  In the event the Executive wishes to consummate a Voluntary Termination, the Company requests that Executive give the Company at least ninety (90) days advance written notice.  During such period, the Executive will continue to receive regularly scheduled Base Salary payments and benefits.  Following the effective date of a Voluntary Termination, the Company will pay the Executive Accrued Compensation, if any.

2.9  Timing of Termination Payments.  Unless expressly provided otherwise, the foregoing termination payments will be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3.  Compensation and Benefits.

3.1  Base Salary.  As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Executive a “Base Salary” at the rate of $240,000 per year, payable on the Company’s normal payroll schedule.  The Executive’s “Base Salary” may be increased in accordance with the provisions hereof or as otherwise determined from time to time, but reviewed at least annually, by the Board or the Compensation Committee of the Board.

3.2  Additional Benefits.

(a)  Benefit Plans.  The Executive will be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans.

(b)  Expense Reimbursement.  The Company agrees to reimburse the Executive for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Executive in conjunction with the Executive’s services to the Company consistent with the Company’s standard reimbursement policies.  The Company will pay travel costs incurred by the Executive in conjunction with the Executive’s services to the Company consistent with the Company’s standard travel policies.

(c)  Vacation.  The Executive will be entitled to vacation as fitting the position, whereby it is discretionary and the Executive will provide contact information while away. Vacation is not specifically accrued.

3.3  Bonus.  For fiscal year 2008, the Executive will be entitled to earn a prorated annual bonus based on Executive’s achievement of certain milestones to be defined by the Board and discussed with the Executive as soon as practicable following the date hereof, not exceed twenty-five percent (25%) of Executive’s Base Salary as of the Effective Date. Bonuses to be paid to Executive in subsequent years shall be on terms and conditions determined by the Board.

3.4  Option to Purchase Common Stock.  Promptly following the Effective Date, the senior management of the Company will recommend that the Board grant the Executive an option (the “Option”) to purchase 630,000 shares of the Company’s Common Stock pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”) at an exercise price per share equal to the fair market value of a share of the Company’s Common Stock as of the date of such grant, as determined by the Board, and subject to the following vesting schedule: (i) 30,000 of the shares shall be fully vested as of the Effective Date, and (ii) with respect to the remaining 600,000 shares, such shares shall vest monthly over 48 months in equal monthly amounts subject to Executive’s Continuous Service (as defined in the Plan) through each such date.  Notwithstanding the above, upon the closing a Change of Control and subject to Executive’s Continuous Service (as defined in the Plan) as of such date, the Option will vest immediately with respect to an additional six (6) months of vesting of any then unvested or unreleased shares.  In addition, notwithstanding anything to the contrary set forth in the Plan, the 30,000 shares which are fully vested as of the Effective Date shall be exercisable until the first to occur of (i) the five (5) year anniversary of the date of Executive’s termination, (ii) a Change of Control, or (iii) ten (10) years from the date of grant.

4.  Miscellaneous.

4.1  Waiver.  The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

4.2  Notices.  All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company and the Executive contained in the records of the Company at the time of such notice.  Any party may change such party’s address for notices by notice duly given pursuant to this Section 4.2.

4.3  Headings.  The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

4.4  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

4.5  Survival of Obligations.  This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Executive without the prior written consent of the other party.

4.6  Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

4.7  Withholding.  All sums payable to the Executive hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

4.8  Enforcement.  If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

4.9  Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement and all exhibits hereto represent the entire understanding among the parties with respect to the subject matter of this Agreement, and supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Executive from the Company.  All modifications to the Agreement must be in writing and signed by each of the parties hereto.  The Company and Executive acknowledge that upon the execution of this Agreement, the offer letter dated January 22, 2008 between the Company and Executive is hereby terminated and of no further force or effect, and no further compensation is owing to Executive thereunder as of the Effective Date, including without limitation the stock option grant to purchase 90,000 shares of Common Stock pursuant to the Plan.

4.10  Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)           The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)           For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

NewCardio, Inc.

By:   /s/ Brainislav Vajdic

Name: Brainislav Vajdic

Title:  President and Chief Executive Officer

/s/ Richard Brounstein
Richard Brounstein

Address:   ____________________________

____________________________
____________________________

Telephone: ____________________________

Facsimile: _____________________________

Email: ________________________________

EXHIBIT A

OTHER ACTIVITIES

1..	Member of the Board of Directors of The CFO Network.

2.	Member of the Board of Directors of Contego Healthcare, Inc..

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EXHIBIT B

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

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EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated March 1, 2008, to which this form is attached (the “Employment Agreement”), I, Richard Brounstein, hereby furnish NewCardio, Inc. (the “Company”) with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) if I am over the age of forty (40) on the date I am signing this Release and Waiver, I have 21 days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) if I am over the age of forty (40) on the date I am signing this Release and Waiver, I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) if I am over the age of forty (40) on the date I am signing this Release and Waiver, this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired; otherwise it shall be effective upon the date of my signature below.

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I acknowledge my continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement a copy of which is attached hereto (the “Confidentiality Agreement”).  Pursuant to the Confidentiality Agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance pay I am receiving is in exchange for my agreement to the terms of this Release and Waiver and is contingent upon my continued compliance with my Confidentiality Agreement.

This Release and Waiver, including the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________	By: Richard Brounstein

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